Exhibit 99.1

 FOR IMMEDIATE RELEASE

 FOR: Ivex Packaging Corporation         CONTACT: Richard R. Cote, V.P. and
      100 Tri-State Drive, Suite 200                Treasurer
      Lincolnshire, Illinois 60069                Ivex Packaging Corporation
                                                  (847) 945-9100


                   IVEX PACKAGING CORPORATION ADOPTS
                       STOCKHOLDER RIGHTS PLAN

      Lincolnshire, IL: Monday, March 1, 1999 -- Ivex Packaging Corporation (NYSE-IXX), announced today that on February 10, 1999 its Board of Directors adopted a Stockholder Rights Plan in which rights will be distributed as a dividend at the rate of one Right for each share of common stock, par value $0.01 per share, of the Company held by stockholders of record as of the close of business on March 16, 1999. The Rights Plan is designed to deter coercive takeover tactics including the accumulation of shares in the open market or through private transactions and to prevent an acquiror from gaining control of the Company without offering a fair price to all of the Company's stockholders. The Rights will expire on February 10, 2009.

      Each Right initially will entitle stockholders to buy one unit of a share of preferred stock for $75.00. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock, if a person or group commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company's common stock or if the Board of Directors determines that a person or group, having obtained beneficial ownership of at least 10% of the Company's common stock, is seeking short-term financial gain which would not serve the long-term interests of the Company or whose ownership is causing or is likely to cause a material adverse impact on the Company (an "Adverse Person").

      If any person becomes the beneficial owner of 15% or more of the Company's common stock, other than pursuant to a tender or exchange offer for all outstanding shares of the Company approved by a majority of the independent directors not affiliated with a 15%-or-more stockholder, or the Board of Directors determines that any person or group is an Adverse Person, then each Right not owned by a 15%-or-more stockholder or related parties will entitle its holder to purchase, at the Right's then current exercise price, shares of the Company's common stock (or, in certain circumstances as determined by the Board, cash, other property, or other securities) having a value of twice the Right's then current exercise price. In addition, if after any person has become a 15%-or-more stockholder, Ivex Packaging Corporation is involved in a merger or other business combination transaction with another person in which the Company does not survive or in which its common stock is changed or exchanged, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then current exercise price, shares of common stock of such other person having a value of twice the Right's then current exercise price.

      The Company will generally be entitled to redeem the Rights at $0.01 per Right at any time prior to 10 days (subject to extension) following a public announcement that a 15% position has been acquired or the date a person is declared by the Board to be an Adverse Person.

      Details of the Stockholder Rights Plan are outlined in a letter which will be mailed to all stockholders.

      The Company is a vertically integrated specialty packaging company that designs and manufactures value-added plastic and paper based flexible products for the consumer, medical, electronics and industrial packaging markets.